Exhibit 10.4

SUNTRUST BANKS, INC.

DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED EFFECTIVE AS OF
January 1, 2009
SUNTRUST BANKS, INC.
DEFERRED COMPENSATION PLAN
TABLE OF CONTENTS

Page

ARTICLE 1	ESTABLISHMENT AND PURPOSE	1
ARTICLE 2	DEFINITIONS	1
2.1	Account	1
2.2	Affiliate	1
2.3	Award	1
2.4	Beneficiary	2
2.5	Beneficiary Designation Form	2
2.6	Cause	2
2.7	Change in Control	3
2.8	Code	3
2.9	Committee	3
2.10	Deferral Election Form	3
2.11	Designated Distribution Date	3
2.12	Disabled or Disability	4
2.13	Election Date	4
(a)Performance Based Compensation	4
(b)Newly Eligible Employee	4
(c)No Commencement After Promotion	4
2.14	Eligible Employee	4
2.15	Eligible Plans	5
2.16	ERISA	5
2.17	Investment Fund	5
2.18	Key Employee	5
2.19	Mandatory Deferral	5
2.20	MIP	5
2.21	Participant	5
2.22	Plan	5
2.23	Plan Year	5
2.24	Retirement	5
2.25	Retirement Plan	5
2.26	Separation from Service	6
2.27	Specified Date	6
2.28	SunTrust	6
2.29	Valuation Date	6
2.30	Year of Service	6
ARTILCE 3	PARTICIPATION AND DEFERRAL ELECTIONS	6
3.1	Designation by Administrator	6
3.2	Deferral Election	6
(a)Election	6
(b)Amount of Deferral	6
3.3	Mandatory Deferrals	7
3.4	Cancellation of Deferral Election	7
ARTICLE 4	INVESTMENT ELECTIONS	7
4.1	Generally	7
4.2	Default Investment	7
4.3	No Actual Investment Required	7
4.4	Compliance with Securities Laws	7
ARTICLE 5	ALLOCATION TO ACCOUNTS	8
5.1	General	8
5.2	Distributions and Forfeitures	8
5.3	Deferred Compensation	8
5.4	Earnings and Losses	8
ARTICLE 6	VESTING	8
6.1	Generally	8
6.2	Exception	8
6.3	Change in Control	9
ARTICLE 7	DISTRIBUTIONS	9
7.1	Normal Form of Payment and Commencement	9
7.2	Alternate Form of Payment Election	9
(a)Procedure for installment election	9
(b)Cash-out	10
7.3	Key Employee Delay	10
7.4	In-Service Distribution Election	10
(a)Filing with Administrator	10
(b)Sub-Account	10
7.5	Subsequent Deferral Election	11
7.6	Payment of Death Benefit	11
7.7	Disability	11
7.8	Withdrawals for Unforeseeable Emergency	11
(a)Definition	12
(b)Participant Evidence	12
(c)Accelerated Payments	12
7.9	Distribution of Mandatory Deferrals	12
7.10	Special One-Time Election	12
7.11	Pre-2005 Deferrals	12
7.12	Effect of Taxation	12
7.13	Permitted Delays	13
ARTICLE 8	PLAN ADMINISTRATION	13
8.1	General Administration	13
8.2	Responsibility of Administrator	13
8.3	Books, Records, and Expenses	14
8.4	Compensation	14
8.5	Indemnification	14
8.6	Claims for Benefits	14
ARTICLE 9	MISCELLANEOUS	14
9.1	Construction	14
9.2	Severability	14
9.3	No Alienation or Assignment	14
9.4	Incapacity of Recipient	15
9.5	Unclaimed Benefits	15
9.6	Not a Contract of Employment	15
9.7	Unfunded Plan	15
(a)Contractual Liability of SunTrust	15
(b)Rabbi Trust	15
9.8	Right to Amend or Terminate Plan	16
(a)Distribution of Accounts	16
(b)409A Requirements	16
9.9	Taxes	16
9.10	Binding Effect	16
9.11	Governing Law	17
APPENDIX A	A-i
APPENDIX B	B-i

SunTrust Banks, Inc. Deferred Compensation Plan

Amended and Restated
Effective January 1, 2009

ARTICLE 1

Establishment and Purpose

SunTrust Banks, Inc. (“SunTrust”) hereby amends and restates the SunTrust Banks, Inc. Deferred Compensation Plan, effective as of January 1, 2009, except as otherwise specifically noted. SunTrust previously amended and restated the SunTrust Banks, Inc. Management Incentive Plan Deferred Compensation Fund (the “MIP Fund”) and the SunTrust Banks, Inc. Performance Unit Plan Deferred Compensation Fund (the “PUP Fund”) to establish the SunTrust Banks, Inc. Deferred Compensation Plan (the “Plan”), effective October 1, 1999. The purpose of the Plan is to provide a nonqualified and unfunded deferred compensation program to a “select group of management or highly compensated employees” of SunTrust and its Affiliates within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

The Plan is amended and restated in this document, effective January 1, 2009. It is intended to comply with Code section 409A and official guidance issued thereunder (except with respect to amounts covered by Appendix A). Notwithstanding any other provision of the Plan, the Plan shall be interpreted, operated and administered in a manner consistent with this intention.

ARTICLE 2

Definitions

The following capitalized terms will have the meanings set forth in this Article 2 whenever such capitalized terms are used throughout this Plan:

2.1.	Account means the bookkeeping account that is established for each Participant and used to measure his deferred benefit under this Plan. A Participant’s Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to this Plan. A Participant’s Account shall not constitute or be treated as a trust fund of any kind.

2.2	Affiliate means as of any date any organization which is a member of a controlled group of corporations (within the meaning of Code section 414(b)) which includes SunTrust or a controlled group of trades or businesses (within the meaning of Code section 414(c)) which includes SunTrust.

2.3	Award means the bonus, incentive or commission pay, or other similar variable compensation, granted under an Eligible Plan, which may be deferred under this Plan.

2.4	Beneficiary means the persons or entities entitled to receive any benefits payable under this Plan at the Participant’s death. A Participant may name one or more primary Beneficiaries and one or more secondary Beneficiaries. A Participant may revoke a Beneficiary designation by filing a new Beneficiary Designation Form or a written revocation with the Administrator. If the Administrator is not in receipt of a properly completed Beneficiary Designation Form at the Participant’s death, or if none of the Beneficiaries named by the Participant survives the Participant or is in existence at the date of the Participant’s death, then the Participant’s Beneficiary shall be the Participant’s estate.

2.5	Beneficiary Designation Form means the form that a Participant uses to name his Beneficiary or Beneficiaries.

2.6	Cause means for purposes of this Plan and as determined by the Administrator, in its sole discretion, one or more of the following actions that serves as the primary reason(s) for the termination of the Participant’s employment with SunTrust or an Affiliate:

(a)	the Participant’s willful and continued failure to perform his job duties in a satisfactory manner after written notice from SunTrust to Participant and a thirty (30) day period in which to cure such failure;

(b)	the Participant’s conviction of a felony or engagement in a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud;

(c)	the Participant’s material violation of the Code of Business Conduct and Ethics of SunTrust or the Code of Conduct of an Affiliate;

(d)	the Participant’s engagement in an act that materially damages or materially prejudices SunTrust or an Affiliate or the Participant’s engagement in activities materially damaging to the property, business or reputation of SunTrust or an Affiliate; or

(e)	the Participant’s failure and refusal to comply in any material respect with the current and any future amended policies, standards and regulations of SunTrust, any Affiliate and their regulatory agencies, if such failure continues after written notice from SunTrust to the Participant and a thirty (30) day period in which to cure such failure, or the determination by any such governing agency that the Participant may no longer serve as an officer of SunTrust or an Affiliate.

Notwithstanding anything herein to the contrary, if a Participant is subject to the terms of a change in control agreement with SunTrust (the “Change in Control Agreement”) at the time of his termination of employment with SunTrust or an Affiliate, solely for purposes of such Participant’s benefits under the Plan, “Cause” shall have the meaning provided in the Change in Control Agreement.

2.7	Change in Control means a change in control of SunTrust of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect at the time of such “change in control”, provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of SunTrust or any successor of SunTrust; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constitute the Board of SunTrust cease, for any reason, to constitute at least a majority of such Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) there is a consummation of any reorganization, merger, consolidation or share exchange as a result of which the common stock of SunTrust shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of SunTrust) or any dissolution or liquidation of SunTrust or any sale or the disposition of 50% or more of the assets or business of SunTrust; or (iv) there is a consummation of any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of SunTrust immediately before the consummation of such transaction beneficially own more than 65% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor of SunTrust beneficially owned by the persons described in Section 2.7(iv)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of SunTrust’s common stock immediately before the consummation of such transaction, provided (C) the percentage described in Section 2.7(iv)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in Section 2.7(iv)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of SunTrust by the persons described in Section 2.7(iv)(A) immediately before the consummation of such transaction.

2.8 Code means the Internal Revenue Code of 1986, as amended.

2.9	Committee means the Benefits Plan Committee.

2.10	Deferral Election Form means the form that a Participant uses to elect to defer receipt of all or a portion of his deferrable Awards pursuant to this Plan.

2.11	Designated Distribution Date means the date determined by the Administrator within the first quarter of the calendar year selected by a Participant as the Specified Date for payment of an in-service distribution pursuant to Section 7.4 of the main text of the Plan or Section 1.3 of Appendix A.

2.12	Disabled or Disability means a Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer and, in addition, has begun to receive benefits under SunTrust’s Long-Term Disability Plan.

2.13	Election Date generally means the date by which an Eligible Employee must submit a valid Deferral Election Form for a Plan Year. The Election Date for an Award shall be such date, as determined by the Administrator in its discretion, that is on or before the last day of the calendar year before the year that any services are provided related to the Award.

(a)	Performance Based Compensation. Notwithstanding the foregoing, if the Administrator determines that an Award qualifies as “performance-based compensation” under Code section 409A, the Administrator may provide that the Election Date shall occur at such later time, up until the date six (6) months before the end of the performance period as permitted by the Administrator.

(b)	Newly Eligible Employee. If an individual becomes an Eligible Employee after the Election Date for a Plan Year has passed, the Administrator has the sole discretion to determine whether such individual may submit a Deferral Election Form for that Plan Year. If allowed to participate, such individual shall have an Election Date that is no more than thirty (30) days after such individual is first eligible to participate in the Plan as permitted under Treas. Reg. § 1.409A-2(a)(7) (or any other applicable guidance issued thereunder). In the event of an initial eligibility deferral election under this Section 2.13(b), the Deferral Election Form shall apply only to the portion of an Award earned for services performed after such Election Date.

(c)	No Commencement after Promotion. If an employee initially becomes an Eligible Employee for purposes of this Plan after the Election Date for a Plan Year has passed, but may not become a Participant in this Plan pursuant to Section 2.13(b), he may not participate in this Plan until the beginning of the next Plan Year, assuming that he is still an Eligible Employee and that he appropriately files a Deferral Election Form with the Administrator.

2.14	Eligible Employee means an individual who is a highly compensated or management employee of SunTrust or an Affiliate for the applicable Plan Year. For purposes of a participant in the MIP, an individual must currently be in Grade 53 or higher to be an Eligible Employee for purposes of this Plan. The Administrator, in its sole discretion, may change such requisite grade level and may determine other appropriate grade levels for MIP deferrals to this Plan and may establish minimum compensation levels required for Eligible Employees. In addition, the Administrator has absolute authority to make exceptions to the grade level and deferral limits and to determine whether an individual qualifies as an Eligible Employee and when he ceases to be an Eligible Employee and to resolve any disputes regarding eligibility under this Plan.

2.15	Eligible Plans means the bonus, incentive, commission or similar variable pay plans shown in Appendix B.

2.16	ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.17	Investment Fund means each investment vehicle that, for bookkeeping purposes, is used to determine the earnings that are credited and the losses that are charged to each Participant’s Account. The Administrator shall be responsible for selecting the Investment Funds available and for adding or deleting Funds as the Administrator deems appropriate from time to time.

2.18	Key Employee means an employee treated as a “specified employee” as of his Separation from Service under Code section 409A(a)(2)(B)(i) (i.e., a key employee (as defined in Code section 416(i) without regard to section (5) thereof)) if the common stock of SunTrust or an Affiliate is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Code section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the twelve (12) month period beginning on the April 1 following the identification date.

2.19	Mandatory Deferral means the amount defined in Section 3.3.

2.20	MIP means SunTrust Banks, Inc. Management Incentive Plan, as amended from time to time.

2.21	Participant means an Eligible Employee who has made a deferral election in accordance with the terms of the Plan or otherwise has had amounts credited to his Account. An individual ceases to be a Participant when his entire benefit under the Plan has been distributed or forfeited.

2.22	Plan means SunTrust Banks, Inc. Deferred Compensation Plan as described in this document, including any Appendices attached, which are incorporated herein by reference, as amended from time to time.

2.23	Plan Year means the calendar year.

2.24	Retirement means a Participant’s Separation from Service on or after attaining age fifty-five (55) and completing at least five (5) Years of Vesting Service (as determined under the Retirement Plan).

2.25	Retirement Plan means SunTrust Banks, Inc. Retirement Plan, as amended and restated effective January 1, 2008, and as subsequently amended from time to time, or its successor plan.

2.26	Separation from Service or Separate from Service means a “separation from service” within the meaning of Code section 409A.

2.27	Specified Date means a time or a fixed schedule specified under the Plan in accordance with Treas. Reg. § 1.409A-3(a)(4).

2.28	SunTrust means SunTrust Banks, Inc. or any successor to SunTrust.

2.29	Valuation Date means the last day of each Plan Year and such other dates as the Administrator may determine from time to time. For purposes of benefit distributions under the Plan, the Valuation Date for a distribution shall be the last date (commonly referred to as the “payroll cutoff date”) by which the Account must be valued in order to have the distribution of all or part of an Account paid on the following payroll date.

2.30	Year of Service means a year of service for vesting purposes, including all years of service prior to and after the effective date of this Plan, as determined under the terms of the Retirement Plan.

ARTICLE 3

Participation and Deferral Elections

3.1	Designation by Administrator. Each key executive of SunTrust or an Affiliate who is designated by the Administrator as eligible for this Plan will become a Participant if he files an applicable deferral election in accordance with the rules of this Article 3. The Administrator in its absolute discretion may revoke any designation of participation at any time but no such revocation shall be applied retroactively to deprive an individual of benefits accrued under this Plan.

3.2	Deferral Election.

(a)	Election. An Eligible Employee who wishes to defer receipt of all or a portion of an Award with respect to a Plan Year must file a Deferral Election Form, written or electronic, with the Administrator on or before the Election Date and in accordance with the procedures and distribution rules established by the Administrator. A deferral election under this Section 3.2(a) shall become irrevocable once the deadline for filing such elections has expired, except as provided in Sections 3.4.

(b)	Amount of Deferral. The portion of an Award that may be deferred shall be specified in each Eligible Plan, although the Administrator is authorized, in its discretion, to set minimum or maximum deferral amounts for each Plan Year. Except as provided in Section 3.3, an Award shall not be deferred pursuant to the provisions of this Plan unless the Participant properly files a Deferral Election Form in accordance with Section 3.2(a) above. Thereafter, only the portion of the Award that is subject to the Deferral Election Form shall be controlled by, and subject to, this Plan.

3.3	Mandatory Deferrals. If any portion of an Award is subject to mandatory deferral (as provided in the Eligible Plan) (each, a “Mandatory Deferral”), then each Mandatory Deferral shall be subject to the provisions of this Plan regardless of whether the Eligible Employee files a Deferral Election Form with the Administrator. With respect to each Mandatory Deferral, the terms of the Eligible Plan shall determine whether all or part of such Mandatory Deferral is subject to a vesting schedule and if so, what the vesting schedule is; and whether such Mandatory Deferral is subject to any special investment restrictions. Unless otherwise elected by a Participant pursuant to a Deferral Election Form filed with the Administrator on or before the Election Date, each Mandatory Deferral shall be paid in accordance with Section 7.9.

3.4	Cancellation of Deferral Election. If a Participant becomes Disabled or obtains a distribution under Section 7.8 on account of an Unforeseeable Emergency, his outstanding deferral elections shall be cancelled.

ARTICLE 4

Investment Elections

4.1	Generally. Each Participant who had a benefit in the MIP Fund or the PUP Fund as of September 30, 1999, was required to make an election to allocate his existing Account balance in each such Fund among the available Investment Funds in increments of one percent (1%). Each Eligible Employee who initially becomes a Participant after September 30, 1999, must make an investment election for his first deferral made under this Plan. All future deferrals shall be deemed to be invested pursuant to the Participant’s most recent investment election. A Participant may elect from time to time to reallocate his Account balance among the Investment Funds pursuant to the administrative procedures established by the Administrator.

4.2	Default Investment. If a Participant fails to make an initial investment election pursuant to Section 4.1, his Account shall be deemed to be invested in an Investment Fund selected by the Administrator that primarily invests in fixed-income investments with shorter average maturities than other Investment Funds. The Administrator shall have no responsibility to any Participant or anyone claiming a benefit through a Participant if a Participant fails to make an investment election or to change any investment election.

4.3	No Actual Investment Required. Notwithstanding the preceding sections of this Article 4, this Plan shall remain an unfunded plan and the description of Investment Funds in this Article 4, including any election rights of a Participant, shall not obligate SunTrust or an Affiliate to set aside any funds or to make any actual investments pursuant to this Plan. The purpose of the selection of the Investment Funds is to provide a means for measuring the value of the Accounts.

4.4	Compliance with Securities Laws. Notwithstanding the foregoing provisions of this Article 4, if a Participant is subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), then such Participant’s investment elections shall be subject to such additional rules as may be established by the Administrator as it deems necessary to ensure that transactions by such Participant comply with Rule 16b-3 of the Exchange Act (or any successor rules).

ARTICLE 5

Allocation to Accounts

5.1	General. A Participant’s benefit under this Plan is equal to the vested balance of his Account. As of each Valuation Date, amounts shall be allocated to and charged against each Participant’s Account in accordance with this Article 5.

5.2	Distributions and Forfeitures. A Participant’s Account will be reduced by any distributions made under Article 7 and by any forfeitures pursuant to Section 6.2.

5.3	Deferred Compensation. For each Plan Year, each Participant’s Account shall be credited with an amount in accordance with the Participant’s Deferral Election Form for that Plan Year or in accordance with the provisions of any Eligible Plan requiring Mandatory Deferrals. The deferred amount shall be credited to the Account as of the date(s) that the Award would otherwise have been paid to the Participant but for the deferral pursuant to this Plan.

5.4	Earnings and Losses. Each Participant’s Account will be credited with earnings or charged with losses based on the performance of each Investment Fund selected by the Participant or the default Investment Fund, as though the Participant’s Account were actually invested in such Investment Fund, at such times as determined by the Administrator, but not less frequently than the last Valuation Date of the Plan Year. Earnings and losses will continue to be credited or charged to the Participant’s Account in accordance with the preceding sentence until the applicable Valuation Date preceding the date of distribution of Plan benefits or the date of forfeiture pursuant to Section 6.2. The amount of such deemed investment gain or loss shall be determined by the Administrator and such determinations shall be final and conclusive upon all concerned.

ARTICLE 6

Vesting

6.1	Generally. Except as provided in Section 6.2, a Participant’s interest in his benefit under this Plan is one hundred percent (100%) vested and nonforfeitable at all times.

6.2	Exception. If a Participant’s Account has been credited with an amount that is subject to a vesting period (as defined in the Eligible Plan), and the Participant terminates employment with SunTrust and its Affiliates for any reason prior to meeting the vesting requirements for such amount, then that portion of the amount that is not vested, and the earnings on such nonvested portion shall be forfeited and deducted from the Participant’s Account. Notwithstanding the foregoing: (1) an Eligible Plan may provide that the nonvested portion of a Participant’s Account shall not be forfeited if the Participant is terminated without Cause within three (3) years following a Change in Control, and, in such case, the provisions of Section 6.3 of this Plan shall control unless the Eligible Plan provides otherwise; and (2) upon a Participant’s death, Disability, Retirement or involuntary termination of employment resulting in the Participant’s eligibility to receive benefits under SunTrust Banks, Inc. Severance Pay Plan (disregarding for purposes of determining eligibility, the Participant’s eligibility to receive severance benefits under another severance plan or individual agreement maintained by SunTrust or an Affiliate), the Participant’s nonvested Account balance shall fully vest as of the date that forfeiture would otherwise occur. The second clause of the preceding sentence shall apply to any Mandatory Deferral credited under the Plan after June 30, 2007, unless the Eligible Plan in connection with such Mandatory Deferral specifically provides one or all of the events described in the second clause shall not result in full vesting.

6.3	Change in Control. Unless an Eligible Plan provides for some other treatment, if a Participant’s employment with SunTrust or any Affiliate or their successors is terminated without Cause within three (3) years of a Change in Control, any portion of the Participant’s Account that was nonvested at the Change in Control and has not yet vested shall become fully vested immediately prior to the effective time of the Participant’s termination of employment. A Participant’s voluntary termination of employment, including a Participant’s Retirement or voluntary resignation, is not considered termination for Cause for purposes of vesting under this Section 6.3.

ARTICLE 7

Distributions

7.1	Normal Form of Payment and Commencement. Except as otherwise provided in this Article 7, when a Participant Separates from Service for any reason, he shall be paid his vested benefit under this Plan in a single lump sum cash payment during the first quarter of the calendar year immediately following the year in which his Separation from Service occurs. The amount payable to the Participant shall be equal to the vested balance of the Participant’s Account as of the Valuation Date immediately preceding the date of distribution.

7.2	Alternate Form of Payment Election. A Participant who does not wish to have his benefit under this Plan paid in a lump sum pursuant to Section 7.1 may elect on a Deferral Election Form to have the portion of his Account related to amounts deferred pursuant to the Deferral Election Form (and earnings thereon) distributed in five (5) annual installments, with the first payment commencing in the first quarter of the calendar year immediately following the year in which the Participant’s Separation from Service occurs. Each subsequent annual installment shall be paid during the first quarter of each of the subsequent four (4) calendar years.

(a)	Procedure for Installment Election. A Participant’s election to receive installment payments of the portion of his Account described above in Section 7.2 shall be made on such forms, written or electronic, as may be provided by the Administrator and shall not be effective until received and approved by the Administrator by the relevant Election Date in accordance with Section 3.2. Each installment payment shall be determined based on the vested balance of such portion of the Participant’s Account as of the Valuation Date immediately preceding the date of payment.

(b)	Cash-Out. Notwithstanding any elections by a Participant, effective on and after January 1, 2009, if the sum of a Participant’s vested Account balance under this Plan and any other account balance plan, as described in Treas. Reg. § 1.409A-1(c)(2)(i), is less than the applicable dollar amount under Code section 402(g)(1)(B) at the time of payment, the full vested Account balance shall be distributed in a lump sum payment during the first quarter of the calendar year immediately following the year in which his Separation from Service occurs, subject to the delay for Key Employee as set forth in Section 7.3.

7.3	Key Employee Delay. Notwithstanding anything herein to the contrary, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six (6) months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay shall be accumulated and paid in the seventh month following the Participant’s Separation from Service.

7.4	In-Service Distribution Election. Unless the Administrator announces otherwise for a Plan Year, a Participant may elect on a Deferral Election Form to have the portion of his Account related to amounts deferred under such Deferral Election Form (and earnings thereon) paid to the Participant as of a Specified Date. The deferred amount subject to this election will be paid in a lump sum on the Designated Distribution Date, based on the value of the Participant’s vested sub-account which is to be distributed, as of the Valuation Date immediately preceding the date of such distribution.

(a)	Filing with Administrator. A Participant’s election for an in-service distribution pursuant to this Section 7.4 shall be a part of his Deferral Election Form and shall be filed with the Administrator on or before the Election Date for the applicable Plan Year in accordance with Section 3.2. If a Participant should Separate from Service with SunTrust and its Affiliates before his Designated Distribution Date(s), any portion of his Account subject to an in-service distribution election pursuant to this Section 7.4 shall be paid in accordance with Sections 7.1 and 7.3.

(b)	Sub-Account. The portion of a Participant’s Account to which an in-service distribution election applies pursuant to this Section 7.4 shall be maintained as a sub-account of the Participant’s Account unless all of the amounts deferred pursuant to this Plan are subject to an in-service distribution election with the same Designated Distribution Date. Amounts deferred and not subject to an in-service distribution election shall be distributed pursuant to Section 7.1 or 7.2.

7.5	Subsequent Deferral Election. A Participant may make one or more subsequent elections to change the time or form of a distribution for a deferred amount in accordance with the procedures and distribution rules established by the Administrator, but any change in the election shall be effective only if the following conditions are satisfied:

(a)	The new election may not take effect until at least twelve (12) months after the date on which the new election is made;

(b)	In the case of an election to change the time or form of a distribution under Section 7.1 (lump sum payment after Separation from Service), 7.2 (installments after Separation from Service), or 7.4 (in-service distribution), a distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made; and

(c)	In the case of an election to change the time or form of an in-service distribution under Section 7.4, the election must be made at least twelve (12) months before the date the distribution is scheduled to be paid.

7.6	Payment of Death Benefit. Notwithstanding any elections by the Participant or provisions of the Plan to the contrary, if a Participant dies at any time (including after his Separation from Service), the Administrator shall authorize payment to the Participant’s Beneficiary of any vested benefits due under the Plan but not paid to the Participant prior to his death. Payment of the Participant’s vested Account balance shall be distributed to the Beneficiary in a lump sum payment in the first quarter of the calendar year immediately following the year of the Participant’s death (provided that any payment that would occur before such calendar quarter shall be paid as scheduled).

7.7	Disability. Notwithstanding any elections by a Participant or provisions of the Plan to the contrary, if a Participant becomes Disabled at any time, then his vested Account balance will be distributed to the Participant in a lump sum payment in the first quarter of the calendar year immediately following the year in which the Participant becomes Disabled (provided that any payment that would occur before such calendar quarter shall be paid as scheduled).

7.8	Withdrawals for Unforeseeable Emergency. A Participant may withdraw all or any portion of his vested Account balance for an Unforeseeable Emergency. The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under this Plan.

(a)	Definition. “Unforeseeable Emergency” means, for this purpose, a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(b)	Participant Evidence. The Administrator shall have the authority to require the Participant to provide such evidence as it deems necessary to determine whether distribution is warranted pursuant to this Section 7.8. The Administrator shall use uniform and nondiscriminatory standards in reviewing any requests for distributions to meet an Unforeseeable Emergency. Amounts distributed under this Section 7.8 shall be deemed to reduce pro rata the deemed investment in each Investment Fund in the Participant’s Account.

(c)	Accelerated Payments. A Participant who has commenced receiving installment payments pursuant to Section 7.2 shall receive an accelerated payment of such installments under this Section 7.8(c) to the extent such accelerated payment does not exceed the amount necessary to meet the Unforeseeable Emergency.

7.9	Distribution of Mandatory Deferrals. Unless otherwise elected by a Participant in accordance with Section 3.2 and the procedures and distribution rules established by the Administrator, the vested portion of each Mandatory Deferral shall be paid in a lump sum upon the earlier of: (a) the Specified Date for each Mandatory Deferral set forth in the Eligible Plan; or (b) the Participant’s Separation from Service. In the event the Participant’s Separation from Service occurs before any such Specified Date, the lump sum payment shall be made in the first quarter of the calendar year immediately following the year of the Participant’s Separation from Service, subject to the delay in payment for Key Employees as set forth in Section 7.3.

7.10	Special One-Time Election. Notwithstanding any prior elections or Plan provisions to the contrary, a Participant who was an employee of SunTrust and its Affiliates (including on a paid leave of absence) may have made an election to receive all or a specified portion of his or her Account pursuant to Section 7.1, 7.2, or 7.4. Any such election must have become irrevocable on or before December 31, 2008 and must have been made in accordance with the procedures and distribution rules established by the Administrator and the transition rules under Code section 409A.

7.11	Pre-2005 Deferrals. Notwithstanding the foregoing, Appendix A governs the distribution of amounts that were earned and vested (within the meaning of Code section 409A and regulations thereunder) under the Plan prior to 2005 (and earnings thereon) and are exempt from the requirements of Code section 409A.

7.12	Effect of Taxation. If a portion of the Participant’s Account balance is includible in income under Code section 409A, such portion shall be distributed immediately to the Participant.

7.13	Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Administrator’s reasonable anticipation that the making of the payment would violate Federal securities laws or other applicable law; provided that any payment delayed pursuant to this Section 7.13 shall be paid in accordance with Code section 409A on the earliest date on which SunTrust reasonably anticipates that the making of the payment will not cause a violation of Federal securities laws or other applicable law.

ARTICLE 8

Plan Administration

8.1	General Administration. SunTrust is the named fiduciary, Sponsor and Administrator of the Plan, unless another Administrator is appointed. SunTrust’s administrative duties are carried out under the direction and supervision of the Human Resources Director, who may appoint the Administrator or another entity or person to carry out one or more administrative duties.

8.2	Responsibility of Administrator. This Administrator shall have sole discretionary authority for the operation, interpretation and administration of the Plan. All determinations and actions of the Administrator within its discretionary authority shall be final, conclusive and binding on all persons, except that the Administrator may revoke or modify a determination or action it determines was previously made in error. The Administrator shall exercise all powers and authority given to it in a nondiscriminatory manner, In addition to the implied powers and duties that may be needed to carry out the administration of the Plan, the Administrator shall have the following specific powers and responsibilities:

(a)	To establish, interpret, amend, revoke and enforce rules and regulations as required or desirable for the efficient administration of the Plan.

(b)	To review and interpret Plan provisions and to remedy provisions that are ambiguous or inconsistent or contain omissions.

(c)	To determine all questions relating to an individual’s eligibility to participate in the Plan and the validity of an individual’s elections.

(d)	To determine a Participant’s or Beneficiary’s eligibility for benefits from the Plan and to authorize payment of benefits.

(e)	To delegate any of the Administrator’s rights, powers and duties to one or more employees or officers of SunTrust or to a third-party administrator. Such delegation may include, without limitation, the power to execute any document on behalf of the Administrator and to accept service of legal process for the Administrator at the principal office of SunTrust.

(f)	To employ outside professionals and to enter into agreements on behalf of the Administrator necessary or desirable for administration of the Plan.

8.3	Books, Records and Expenses. The Administrator shall maintain books and records for purposes of this Plan, which shall be subject to the supervision and control of the Administrator. SunTrust shall pay the general expenses of administering this Plan. The Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by SunTrust with respect to the Plan.

8.4	Compensation. Neither the Administrator nor any delegate who is an employee of the SunTrust or an Affiliate shall receive any additional compensation for his services as Administrator or delegate.

8.5	Indemnification. SunTrust (to the extent permissible under law and consistent with its charters and bylaws) shall indemnify and hold harmless the Human Resources Director, the Administrator, each individual member of the Administrator and any Employee authorized to act on behalf of the Administrator or any Affiliate or the Administrator under this Plan for any liability, loss, expense, assessment or other cost of any kind or description whatsoever, including legal fees and expenses, which they actually incur for their acts and omissions, past, current or future, in the administration of the Plan.

8.6	Claims. The Administrator shall establish a claims procedure consistent with the requirements under Department of Labor regulations under section 503 of ERISA.

ARTICLE 9

Miscellaneous

9.1	Construction. The headings and subheadings in this Plan have been set forth for convenience of reference only and have no substantive effect whatsoever. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or in the singular, as the case may be, in all cases where they would so apply.

9.2	Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

9.3	No Alienation or Assignment. A Participant, a spouse or a Beneficiary under this Plan shall have no right or power whatsoever to alienate, commute, anticipate or otherwise assign at law or equity all or any portion of any benefit otherwise payable under this Plan, and SunTrust shall have the right, in the event of any such action, to terminate permanently the payment of benefits to, or on behalf of, any Participant, spouse or beneficiary who attempts to do so.

9.4	Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Administrator to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until a claim for such payment shall have been made by a duly appointed guardian or other legal representative of such person, the Administrator may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of SunTrust and the Plan with respect to the payment.

9.5	Unclaimed Benefits. Each Participant shall keep the Administrator informed of his current address and the current address of his designated Beneficiary. The Administrator shall not be obligated to search for the whereabouts of any person if the location of a person is not made known to the Administrator.

9.6	Not a Contract of Employment. Participation in this Plan does not grant to any individual the right to remain an employee of SunTrust or any Affiliate for any specific term of employment or in any specific capacity or at any specific rate of compensation.

9.7	Unfunded Plan.

(a)	Contractual Liability of SunTrust. This Plan is an unfunded plan maintained primarily for a select group of management or highly compensated employees. The obligation of SunTrust to provide any benefits under the Plan is a mere contractual liability and SunTrust is not required to establish or maintain any special or separate fund or segregate any assets for the payment of benefits under this Plan. Participants and their Beneficiaries shall not have any interest in any particular assets of SunTrust by reason of its obligation under the Plan and they are at all times unsecured creditors of SunTrust with respect to any claim for benefits under the Plan. All amounts of compensation deferred under this Plan, all property and rights purchased with such amounts and any income attributable to such amounts, rights or property shall constitute general funds of SunTrust.

(b)	Rabbi Trust. SunTrust may, but is not required to, establish any special or separate fund or segregate any assets for the payment of benefits under this Plan. In the event SunTrust should establish a “rabbi” trust to assist in meeting SunTrust’s financial obligations under this Plan, the assets of such trust shall be subject to the claims of creditors of SunTrust in the event of SunTrust’s insolvency, as defined in such trust agreement, and Participants in this Plan and their Beneficiaries shall have no preferred claim on, or any legal or equitable rights, claims or interest in any particular assets of such trust. To the extent payments of benefits under this Plan are actually made from any such trust or from any other source, SunTrust’s obligation to make such payments is satisfied, but to the extent not so paid, payment of benefits under this Plan remains the obligation of, and shall be paid by, SunTrust.

9.8	Right to Amend or Terminate Plan. SunTrust expects to continue this Plan indefinitely, but reserves the right to amend or discontinue the Plan should it deem such an amendment or discontinuance necessary or desirable. SunTrust hereby authorizes and empowers the Human Resources Director or other appointed Administrator to amend this Plan in any manner that is consistent with the purpose of this Plan as set forth above, without further approval from the Board of Directors or the Compensation Committee of SunTrust except as to any matter that the Administrator determines may result in a material increased cost to SunTrust or its Affiliates. However, if SunTrust or Administrator should amend or discontinue this Plan, SunTrust shall be liable for payment of any amounts deferred under this Plan and earnings thereon that have accrued and are vested as of the date of such action.

(a)	Distribution of Accounts. If SunTrust terminates the Plan, distribution of balances in Accounts shall be made to Participants and Beneficiaries in the manner and at the time as provided in Article 7, unless SunTrust determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A.

(b)	409A Requirements. Notwithstanding the foregoing, no amendment of the Plan shall apply to amounts that were earned and vested (within the meaning of Code section 409A and regulations thereunder) under the Plan prior to 2005, unless the amendment specifically provides that it applies to such amounts. The purpose of this restriction is to prevent a Plan amendment from resulting in an inadvertent “material modification” to amounts that are “grandfathered” and exempt from the requirements of Code section 409A.

9.9	Taxes. SunTrust or other payor may withhold from a benefit payment under the Plan or a Participant’s wages in order to meet any federal, state, or local tax withholding obligations with respect to Plan benefits. SunTrust or other payor may also accelerate and pay a portion of a Participant’s benefits in a lump sum equal to the Federal Insurance Contributions Act (“FICA”) tax imposed and the income tax withholding related to such FICA amounts. SunTrust or other payor shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.

9.10	Binding Effect. This Plan shall be binding upon and inure to the benefit of any successor of SunTrust and any successor shall be deemed substituted for SunTrust under this Plan and shall assume the rights, obligations and liabilities of SunTrust hereunder and be obligated to perform the terms and conditions of this Plan. As used in this Plan, the term “successor” shall include any person, firm, corporation or other business entity or related group of such persons, firms, corporations or business entities which at any time, whether by merger, purchase, reorganization, liquidation or otherwise, or by means of a series of such transactions, acquires all or substantially all of the assets or business of SunTrust.

9.11	Governing Law. The Plan and all actions taken pursuant to the Plan shall be governed by the laws of the State of Georgia (excluding its conflict-of-interest laws) except to the extent such laws are superseded by federal law.

Executed this 31st day of December 2008.

Attest:	SunTrust Banks, Inc.
By: /s/ Jean H. Azurmendi	By: /s/ Donna D. Lange

Title: VP, Corporate Benefits	Title: SVP, Corporate Benefits Director

APPENDIX A

GRANDFATHERED AMOUNTS

Distribution of amounts that were earned and vested (within the meaning of Code section 409A and regulations thereunder) under the Plan prior to 2005 (and earnings thereon) (the “Grandfathered Amounts”) and are exempt from the requirements of Code section 409A shall be made in accordance with the Plan terms as in effect on October 3, 2004 and as summarized in this Appendix A. Unless otherwise specified below, all Section references in this Appendix A shall refer to Sections in this Appendix A.

A-1. Distributions

1.1	Normal Form of Payment and Commencement. Except as otherwise provided in this Section A-1, when the Participant separates from service with SunTrust and its Affiliates for any reason, he shall be paid his vested benefit under this Plan in a single lump sum cash payment during the first quarter of the calendar year immediately following the year of his separation. The amount payable to the Participant shall be equal to the vested balance of the Participant’s Account as of the Valuation Date immediately preceding the date of distribution, less withholding for applicable federal and state taxes.

1.2	Alternate Form of Payment Election. At any time prior to the January 1 following a Participant’s separation from service, a Participant may elect, in lieu of the lump sum payment described in Section 1.1, to receive payment of his total vested benefit under this Plan in five (5) substantially equal annual installments payable in cash. The initial installment shall be paid during the first quarter of the calendar year immediately following the year of his separation. Each subsequent annual installment shall be paid during the first quarter of each of the subsequent four (4) calendar years. Each installment payment shall be determined based on the balance of the Participant’s Account as of the Valuation Date immediately preceding the date of payment and shall be reduced by withholding for applicable federal and state taxes. A Participant’s election to receive installment payments of his Plan benefit pursuant to this Section 1.2 shall be made in writing on such forms as may be provided by the Administrator and shall not be effective until received and approved by the Administrator.

1.3	In-Service Distribution Election without Reduction. A Participant may file an election with the Administrator for a future in-service distribution of his deferred Award(s) for each Plan Year without incurring a penalty, provided the election is made no less than four (4) years and no more than fifteen (15) years prior to the Designated Distribution Date. A Participant’s election for an in-service distribution pursuant to this Section 1.3 shall be a part of his Deferral Election Form and shall be filed with the Administrator on or before the Election Date for the applicable Plan Year.

A Participant’s Award to which an in-service distribution election applies pursuant to this Section 1.3 shall be maintained as a sub-account of the Participant’s Account unless all of the Participant’s Awards deferred pursuant to this Plan are subject to an in-service distribution election with the same Designated Distribution Date. Awards deferred and not subject to an in-service distribution election are distributed pursuant to Section 1.1 or 1.2.

1.3.1	Form and Commencement. An in-service distribution shall be paid in a single lump-sum cash payment during the first quarter of the calendar year in which the Designated Distribution Date occurs, based on the value of the Participant’s vested sub-account which is to be distributed in that year, as of the Valuation Date immediately preceding the date of such distribution. The amount of an in-service distribution shall be reduced by applicable withholding for federal and state taxes.

1.3.2	Revoking In-Service Distribution Election. A Participant may revoke an election for an in-service distribution by filing a written revocation with the Administrator at least one (1) year prior to the Designated Distribution Date. Upon such revocation, the provisions of Section 1.1 shall apply, unless the Participant makes a valid installment election payment pursuant to Section 1.2.

1.3.3	Effect of Termination or Death. If a Participant should die or otherwise separate from service with SunTrust and its Affiliates before his Designated Distribution Date(s), any and all outstanding in-service distribution elections shall be automatically revoked, and any portion of his Account subject to an in-service distribution election pursuant to this Section 1.3 shall be paid in accordance with Section 1.1 or 1.2.

1.4	Death. In the event of a Participant’s death, the Administrator shall authorize payment to the Participant’s Beneficiary of any vested benefits due hereunder but not paid to the Participant prior to his death. Payment shall be made at the same time as if the Participant had retired on the date of his death and shall be made in accordance with Section 1.1, or if the Participant has a valid installment election in effect at his death, then in accordance with Section 1.2. The Beneficiary may request a change to the form of payment by making a written request to the Administrator prior to January 1 of the calendar year in which the benefit will be paid. The Administrator has sole discretion and authority to approve or deny the Beneficiary’s request, taking into account such factors as the Administrator may deem appropriate.

If a Participant dies after having received one or more installment payments but before all installment payments have been made, the remaining annual installment payments shall be paid to his Beneficiary at the same time they would otherwise have been paid to the Participant. The Beneficiary may request an accelerated payment in the form of a lump-sum cash payment by making a written request to the Administrator prior to the January 1 of the calendar year in which the benefit will be paid. The Administrator has sole discretion and authority to approve or deny the Beneficiary’s request.

1.5	Disability. A Participant shall be entitled to payment of his Plan benefit in the event of his Total Disability only if the conditions of Sections 1.5.1 and 1.5.2 are met. In such situation, payment of the Participant’s benefit shall commence pursuant to Section 1.1 or 1.2 as if the Participant separated from service on the date all such conditions are met. A Participant shall be considered to have a Total Disability only if:

1.5.1	The Participant has incurred a “Total Disability” as such term is defined in SunTrust Banks, Inc. Long-Term Disability Plan (or any successor plan), which entitles the Participant to disability payments under such plan; and

1.5.2	The Administrator determines, in its sole discretion, based upon medical evidence furnished by the Participant, that the disability is anticipated to be a permanent disability.

1.6	Extreme Financial Hardship. A Participant may request a distribution of all or part of his vested Plan benefit prior to the date specified in Sections 1.1, 1.2, 1.3, and 1.5 due to an extreme financial hardship, by submitting a written request to the Administrator with evidence satisfactory to the Administrator to demonstrate the circumstances constituting the extreme financial hardship. The Administrator, in its sole discretion, shall determine whether an extreme financial hardship exists. An extreme financial hardship means an immediate, catastrophic financial need of the Participant occasioned by (i) a tragic event, such as the death, total disability, serious injury or illness of a Participant or the Participant’s spouse, child or dependent; or (ii) an extreme financial reversal or other impending catastrophic event which has resulted in, or will result in, harm to the Participant or the Participant’s spouse, child or dependent. A distribution for extreme financial hardship may not exceed the amount required to meet the hardship and may be made only if the Administrator finds the extreme financial hardship may not be alleviated from other resources reasonably available to the Participant, including without limitation, liquidation of investment assets or luxury assets, or loans from financial institutions or other sources. The Administrator shall have the authority to require the Participant to provide such evidence as the Administrator deems necessary to determine whether distribution is warranted pursuant to this Section 1.6. The Administrator shall use uniform and nondiscriminatory standards in reviewing any requests for distributions to meet an extreme financial hardship.

1.6.1	Form and Commencement. A hardship distribution to a Participant pursuant to this Section 1.6 shall be made in a single lump-sum cash payment (less withholding for applicable federal and state taxes) as soon as practicable after the Administrator approves the hardship request. Amounts distributed for hardship shall be deemed to reduce pro rata the deemed investment in each Investment Fund in the Participant’s Account.

1.6.2	Accelerated Installment Payments. A Participant who has commenced receiving installment payments pursuant to Section 1.2 may request acceleration of such payments in the event of an extreme financial hardship. The Administrator may permit accelerated payments to the extent such accelerated payment does not exceed the amount necessary to meet the extreme financial hardship.

1.7	Early Withdrawal Election with 10% Reduction. A Participant may file a written election with the Administrator to receive an early withdrawal of any vested portion of his Account, provided, however, that such early withdrawal payment shall be subject to a 10% forfeiture, which shall reduce the balance of the Participant’s Account. An early withdrawal payment shall be made in a single lump-sum cash payment (less applicable withholding for federal and state taxes) as soon as practicable after the Administrator receives and approves a written request for early withdrawal. Amounts withdrawn under this Section 1.7 shall be deemed to reduce pro rata the deemed investment in each Investment Fund in the Participant’s Account. A Participant who receives an early withdrawal may not make an election under Section 3.2 of the Plan to defer his Award(s) for a one (1) year period beginning on the first date at which the application of such cancellation would not violate Code section 409A.

1.8	Payment to Guardian, Legal Representative or Other. If a benefit hereunder is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Administrator may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Administrator may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. A payment pursuant to this Section 1.8 shall completely discharge the Administrator and SunTrust from all liability with respect to such benefit.

A-2. Right to Amend or Terminate Plan

The amendment or termination of the Plan with respect to the Grandfathered Amounts shall be made in accordance with the Plan terms as in effect on October 3, 2004 and as summarized in this Section A-2. SunTrust expects to continue this Plan indefinitely, but reserves the right to amend or discontinue the Plan should it deem such an amendment or discontinuance necessary or desirable. SunTrust hereby authorizes and empowers the Administrator to amend this Plan in any manner that is consistent with the purpose of this Plan as set forth above, without further approval from the Board except as to any matter that the Administrator determines may result in a material increased cost to SunTrust. However, if SunTrust or Administrator should amend or discontinue this Plan, SunTrust shall be liable for payment of any Awards deferred under this Plan and earnings thereon that have accrued and are vested as of the date of such action.

APPENDIX B

ELIGIBLE PLANS

The following plans shall constitute Eligible Plans as of January 1, 2009:

Plan Name
CIB LOB Manager Incentive Plan
LOB Head Incentive Plan
W&IM Executive Management Incentive Plan
TCM Equity Investment Professionals Incentive Plan
TCM Fixed Income Investment Professionals Incentive Plan
TCM Trader Incentive Plan
TCM Sr Management Incentive Plan
National Correspondent Production Mgr Incentive Plan
Correspondent Account Mgr Incentive Plan
Senior Management Incentive Plan
Risk Management Incentive Plan
Secondary Marketing Incentive Plan
Sr. Hedge Strategist Incentive Plan
Retail Management Incentive Plan
Loan Consultant Incentive Plan
LOB Mgr Incentive Plan
Sales Mgr Incentive Plan
National Wholesale/Broker Mgr Incentive Plan
Wh/Broker Account Executive Incentive Plan
Wh/Broker Division Mgr Incentive Plan
Wh/Broker Production Mgr Incentive Plan
Wh/Broker Regional Mgr Incentive Plan
GenSpring LLC Corporate Incentive Plan
GenSpring Wealth Management Strategist Incentive Plan
TCM Administrative Manager Incentive Plan
TCM Wholesaler Incentive Plan
TCM Investment Managers Incentive Plan
TCM Sales Manager Incentive Plan
CIB Bonus Plan Incentive Plan
STIS Private Financial Advisor Incentive Plan
STIS Private Wealth Advisor Incentive Plan
STIS Investment Consultant Incentive Plan
Commercial Banking Incentive Plan
Management Incentive Plan (MIP)